Exhibit 2.2

THIS AGREEMENT is made on April 19, 2019

Parties	Cytori Therapeutics, Inc.

duly incorporated under the laws of Delaware

of 3020 Callan Road, San Diego, CA, 92121

(the "Seller")

Seijirō Shirahama

of 1-6-15 Hazawa, Nerima-ku, Tokyo, 176-0003 JAPAN

(the "Purchaser")

Recitals
A	The Seller is the registered holder and beneficial owner of the Shares, which are the only shares on issue in the capital of the Company, all of which are fully paid.
B	The Seller is also the legal and beneficial owner of the Assets.
C	The Seller has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Seller, the Shares and the Assets on and subject to the provisions of this Agreement.
D

Prior to the date of this Agreement, the Seller and Purchaser have completed, and the Seller has caused the Company to complete, all internal corporate governance procedures (including a resolution of the Seller's board of directors' meeting to approve the transfer of the Assets, and a resolution of the Company's board of directors' meeting to approve the transfer of the Shares from the Seller to the Purchaser) and regulatory procedures necessary for Closing to occur.

The parties agree as follows:

1	Interpretation
1.1	In this Agreement:
(1)

Accrued Rights means all rights attaching to or arising from the Shares on or after the date of this Agreement, including all rights to receive dividends or other distributions and to receive or subscribe for shares, options, debentures, notes or other securities, declared, paid or issued by the Company;

(2)

Affiliate means, with respect to a body corporate, any person that directly or indirectly controls, or is controlled by, or is under common control with, that body corporate. For the purpose of the foregoing, "control" means holding ownership of more than fifty percent (50%) of voting stock or other ownership interest entitled to elect a board of directors or comparable managing authority;

(3)	Agreement means this document, including any schedule or annexure to it;
(4)	Assets means Financial Assets, the Assigned Contracts and the Japan IP;

(5)	Assigned Contracts means the contracts contained on Schedule 1 under the heading "Assigned Contracts";
(6)

Business means Seller’s cell therapy business of extracting a unique mixed population of stem, progenitor and regenerative cells from human and/or animal adipose tissue for the treatment of disease and for other purposes utilizing proprietary hardware and software-based devices and single-use reagents and consumable sets to enable doctors to have access to a variety of therapies at the bedside, and/or to be preserved for later use, including but not limited to Seller’s cell banking expertise and technology;

(7)	Business Day means a day that is not a Saturday, Sunday or any other day which is a public holiday or bank holiday in the place where an act is to be performed or a payment is to be made;
(8)

Claim includes, in relation to a person, a demand, claim, action or proceeding made or brought by or against the person, however arising and whether present, unascertained, immediate, future, or contingent;

(9)	Closing means closing of the sale and purchase of the Shares in accordance with clause 6 on the Closing Date;
(10)

Closing Date means the date that is 3 Business Days after satisfaction of the Conditions Precedent, or any other date agreed in writing between the parties; provided that the parties shall use their commercially reasonable efforts to Close on or before April 25, 2019;

(11)

Company means Cytori Therapeutics K.K., a stock company (Kabushiki Kaisha) incorporated under the laws of Japan, with principal place of business located at Otemachi Park Building, 1-1-1 Otemachi, Chiyoda-ku, Tokyo, Japan;

(12)	Conditions Precedent means the conditions set out in clause 2.1 and clause 2.2;
(13)	Encumbrances means any security interest or other mortgage, charge, lien, pledge, hypothecation, or other encumbrance;
(14)	Financial Assets means, as of the Closing:
(a)	All of the account payable owed by the Company to the Seller;
(b)	All of the unpaid debt owed by the Company to the Seller; and
(c)	All of the unpaid cost owed by Seller to the Company;
(15)	Government Agency means any government and government body, whether:
(a)	legislative, judicial, or administrative;
(b)	a department, commission, authority, instrumentality, tribunal, agency, or entity; or
(c)	federal, state, prefectural, or local;
(16)	Intellectual Property Rights means
(a)	copyright;
(b)	design, patent, domain name, or trade mark, (whether registered, unregistered or applied for);
(c)	trade, business, or company name;
(d)	trade secret;
(e)	knowhow, inventions, processes, confidential information (whether in writing or recorded in any form); and
(f)	any other proprietary, licence or personal rights arising from intellectual activity in the business, industrial, scientific or artistic fields;
(17)

Japan IP means all Intellectual Property Rights listed on Schedule 1 under the heading "Japan IP" that are owned by the Seller and which are registered in, the subject of an application in, or relate in any way to, Japan;

(18)

Loss includes any damage, loss, cost, liability or expense of any kind and however arising (including as a result of any Claim), including penalties, fines and interest and including any that are prospective or contingent and any the amount of which for the time being is not ascertained or ascertainable;

(19)

Material Adverse Effect means a material and adverse effect in relation to the structure, business, financial or trading position of the Company or in relation to the condition, assets or liabilities, profitability or prospects of the Company;

(20)	Personnel means the officers, employees, contractors (including subcontractors and their employees), professional advisers, representatives and agents of a party;
(21)	Pre-Closing Obligations means each obligation of the Seller set out in Schedule 2;
(22)	Purchase Price means the total amount of $3,000,000 U.S. dollars, comprised of:
(a)	the sum of $1 U.S. dollar payable by the Purchaser for the Shares;
(b)	the sum of $2,324,999 U.S. dollars payable by the Purchaser for the Financial Assets (after repayment and/or offset stipulated under clause 5.4); and
(c)	the sum of $675,000 U.S. dollars payable by the Purchaser for the Assigned Contracts and Japan IP;
(23)	Purchaser Warranty means the warranties set out in Schedule 4;
(24)	Restraint Period means a period of 5 years after the Closing Date;
(25)	Seller Warranty means the warranties set out in Schedule 3; and
(26)	Shares means 200 ordinary shares, being all shares on issue in the capital of the Company.
1.2	In this Agreement, unless otherwise specified:
(1)	Reference to:
(a)	the singular includes the plural and vice-versa;
(b)	parties means the parties to this Agreement;
(c)	a recital, clause, schedule or annexure is a reference to a clause of or recital, schedule or annexure to this Agreement and references to this Agreement include any recital, schedule or annexure;
(d)	any contract (including this Agreement) or other instrument includes any variation or replacement of it; and
(e)	time is a reference to the time in Tokyo, Japan.
(2)	The words "includes", "including", "for example", or similar words or variations are not words of limitation.

(3)	Where a word or expression is given a particular meaning, other parts of speech and grammatical forms of that word or expression have a corresponding meaning.
(4)	Headings and the table of contents do not affect the interpretation of this Agreement.
(5)	If a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day.
(6)	If an act is to be done on a specified day which is not a business day, the act shall be done instead on the next business day.
1.3	A provision of this Agreement shall not be construed to a party's disadvantage because that party was responsible for preparing this Agreement or including the provision in this Agreement.
2	Conditions Precedent
2.1

The obligation of the Purchaser to effect the transaction contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date before Closing may take place, any of which may be waived in whole or in part by the Purchaser:

(1)	The supply agreement set forth in clause 9 and the license agreement set forth in clause 10 have been duly executed; and
(2)	the Purchaser is satisfied that there has not been any breach of this Agreement, including of any Seller Warranty, by the Seller.
2.2

The obligation of the Seller to effect the transaction contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date before Closing may take place, any of which may be waived in whole or in part by the Seller:

(1)	The supply agreement set forth in clause 9 and the license agreement set in forth clause 10 have been duly executed; and
(2)	the Seller is satisfied that there has not been any breach of this Agreement, including of any Purchaser Warranty, by the Purchaser.
2.3

Each party must co‑operate with the other party and do all things reasonably necessary to ensure that the Conditions Precedent are satisfied as soon as possible but in any event before 3 Business Days prior to the Closing Date.

2.4	Without limiting the generality of clause 2.3:
(1)	each party must make all necessary and appropriate applications and supply all necessary and appropriate information for the purpose of enabling the Conditions Precedent to be fulfilled;
(2)	neither party may withdraw or procure the withdrawal of any application made or information supplied under clause 2.4(1);
(3)	neither party may take any action, or fail to take any action, that would or would be likely to prevent or hinder the satisfaction of the Conditions Precedent; and
(4)	each party must:
(a)	supply to the other party copies of all applications made and all information supplied for the purpose of enabling the Conditions Precedent to be satisfied; and
(b)	keep the other party informed in a timely manner of the status of any discussions or negotiations with relevant third parties regarding the Conditions Precedent.
2.5	If a party becomes aware:

(1)	that a Condition Precedent has been satisfied; or
(2)	of any facts, circumstances or matters that may result in a Condition Precedent not being or becoming incapable of being satisfied,

that party must promptly notify the other party accordingly.

3	Sale and purchase
3.1

The Seller hereby agree to sell the Shares and the Assets to the Purchaser and the Purchaser hereby agree to purchase the Shares and the Assets from the Seller free from all Encumbrances and otherwise on and subject to the provisions of this Agreement.

3.2	The Shares must be transferred by the Seller to the Purchaser together with all Accrued Rights.
3.3

Title to the Shares and Assets (and property and risk in them) remains solely with the Seller until Closing and subject to the provisions of this Agreement, and passes from the Seller to the Purchaser with effect from Closing.

4	Purchase Price
4.1	In consideration for the sale of the Shares and the Assets to the Purchaser, the Purchaser must pay the Purchase Price to the Seller on the Closing Date.
5	Pre-Closing obligations
5.1	From the date of this Agreement until Closing, the Seller must ensure that the Company complies with, each of the Pre-Closing Obligations.
5.2	In complying with clause 5.1, the Seller is not required to do or omit to be done anything which would, in its reasonable opinion:
(1)	disrupt or adversely affect the day to day operations of the Company;
(2)	adversely affect any of the Assets; or
(3)	prevent or hinder Closing taking place.
5.3	The Seller must:
(1)

use its reasonable endeavours to ensure that until Closing the Purchaser and its Personnel are given reasonable access during business hours to all assets (including the premises and the books and records) of and under the control of the Company, so long as:

(a)	reasonable notice is given of any request for access; and
(b)	that access does not in the reasonable opinion of the Seller disrupt or adversely affect the day to day operation of the Company;
(2)

use its reasonable endeavours to ensure that until Closing the relevantly responsible officers and employees of the Seller and the Company are available during business hours to assist the Purchaser and its Personnel with explanations about the Company;

(3)

ensure that the Purchaser is entitled, at the Purchaser's expense, to take copies of and extracts from the books and records to which they have access.  However, the Purchaser is not entitled to take copies of or extracts from customer lists or documents containing information relating to the Seller’s business planning or strategic direction.

5.4	Immediately prior to the Closing:
(1)	the Company must transfer to the Seller all cash held by the Company immediately prior to Closing, and such transfer will repay a portion of the Financial Assets owed by the Company to Seller;
(2)

the Purchaser must replace the Company's lease deposit of JPY 35,000,000, and upon such replacement, the Company must repay to Seller the intercompany debt owed by the Company to the Seller relating to such deposit; and

(3)	the Seller and Company must offset (i) the amount of any remaining Financial Assets owed by Seller to the Company against (ii) an equal amount of the Financial Assets owed by the Company to Seller.
6	Closing
6.1	Closing will take place on the Closing Date, at the Tokyo office of Anderson Mōri and Tomotsune or such other place as the Seller and the Purchaser may agree in writing.
6.2	At Closing, the Seller must deliver (or, where appropriate, ensure that the Company delivers) to the Purchaser:
(1)	all share certificates representing the Shares;
(2)	assignments of the Japan IP, signed by the Seller and all owners of the Japan IP;
(3)	assignments of the Assigned Contracts, signed by the Seller;
(4)	evidence to the reasonable satisfaction of the Purchaser that the conditions in clause 2.1 have been satisfied; and
(5)	the written resignations of Marc H Hedrick and Tiago Marques Girao as directors of the Company and Alan Lins as a company auditor of the Company, taking effect at Closing.
6.3	At Closing:
(1)	the Purchaser must deliver to the Seller evidence to the reasonable satisfaction of the Seller that the conditions in clause 2.2 for which the Purchaser is responsible have been satisfied;
(2)	the Purchaser must accept and assume the Assigned Contracts; and
(3)	the Purchaser must pay the Seller the Purchase Price.
6.4	At Closing, the Seller must:
(1)

do (at the Seller’s cost) all things (including executing deeds, documents, and instruments) reasonably required by the Purchaser to transfer the legal and beneficial ownership of the Assets to the Purchaser; and

(2)

assign to the Purchaser the benefit of all Japan IP that is capable of being assigned without any third party’s consent, and use its best endeavours to give notice to each such third party of the assignment.

6.5

The requirements of clauses 6.2, 6.3, and 6.4 are interdependent and are to be carried out contemporaneously and, as nearly as may be possible, simultaneously.  No delivery, payment, or other event referred to in clauses 6.2, 6.3, and 6.4 will be regarded as having been made or occurred until all deliveries and payments have been made and all other events have occurred.

6.6

If an obligation of any party required to be performed at Closing is not performed at Closing, and regardless of whether it is waived as a condition or requirement of Closing, the relevant party remains obliged to perform that obligation, except to the extent performance of that obligation is also waived.
7	Payments
7.1

All payments in connection with this Agreement must be made without setoff by way of direct transfer of immediately available funds to a bank account nominated in writing by the party to whom the payment is due, or in such other form of immediately available funds or cleared funds as may be agreed in writing between the parties.

8	Post-Closing obligations
8.1

If after Closing, any liability, right, property, asset, or contract excluded from the sale to the Purchaser under the terms of this Agreement is found to have been directly or indirectly transferred to the Purchaser or the Company in error, to the extent practicable, the Purchaser shall transfer, or cause to be transferred for no consideration payable by the Seller, such liability, right, property or asset to the Seller as soon as practicable and the Seller shall accept such transfer.

8.2

If after Closing, any liability, right, property, asset, or contract to be included in the sale to the Purchaser under the terms of this Agreement is found to have not been directly or indirectly transferred to the Purchaser in error, to the extent practicable, the Seller shall transfer, or cause to be transferred for no consideration payable by the Purchaser, such liability, right, property or asset to the Purchaser as soon as practicable and the Purchaser shall accept such transfer.

9	Supply after Closing
9.1

At the Closing, the Seller (or any party that acquires the Business outside of Japan from Seller) and the Purchase shall enter into a supply agreement with the Company in a form to be reasonably agreed upon by the parties.

10	Cross-licence
10.1

At the Closing, the Seller (or any party that acquires the Business outside of Japan from Seller) and the Purchaser shall enter into a license agreement with the Company in a form to be reasonably agreed upon by the parties.

11	Right of first negotiation
11.1

The parties acknowledge that the Seller has entered into an asset and equity purchase agreement with a third party concerning the sale of the global Business outside of Japan conducted by the Seller and associated assets.

11.2

If the Seller and third party referred to in clause 11.1 terminate the asset and equity purchase agreement for the sale of the Business outside of Japan, the Seller must notify the Purchaser of this as soon as practicable.

11.3

The Purchaser shall, for a period of 2 weeks from the date of delivery the notice under clause 11.2, have the right, but not the obligation, excercisable by written notice to the Seller, to negotiate with the Seller for the sale to and purchase by the Purchaser of the Business outside of Japan.  If the Purchaser does not elect to exercise this right within 48 hours of the delivery of the notice under clause 11.2, then the Seller may freely deal with the Business outside of Japan.

11.4	During the negotiation period referred to in clause 11.3, the Seller must not, and must ensure that none of its officers, employees, advisers, or any entity on the Seller's behalf:
(1)	directly or indirectly solicit, initiate, or participate in discussions or negotiations with any third party in relation to the Business outside of Japan; or

(2)	provide any information to any third party with a view to that third party investigating entering into such a transaction with the Seller.
11.5

If the Purchaser delivers notice to the Seller under clause 11.3, each party agrees to use its commercially reasonable endeavours and negotiate with each other in good faith to agree the terms of, and execute all necessary documentation to affect, the sale and purchase of the Business outside of Japan.

12	Warranties
12.1

The Seller warrants to the Purchaser that each statement in Schedule 3 is true and accurate on the date of this Agreement and on Closing.  Each Seller Warranty is a separate warranty in no way limited by any other Seller Warranty.

12.2

The Seller must disclose to the Purchaser anything which has or will constitute a breach of a Seller Warranty or cause a Seller Warranty to be untrue or inaccurate in any material respect, as soon as possible after the Seller becomes aware of it.  This obligation applies from the date of this Agreement until Closing.

12.3

If the Purchaser is liable for tax on any payment it receives from the Seller for breach of clause 12.1, the amount payable by the Seller is increased so that, after the tax is paid, the Purchaser receives the amount it would have received had there been no tax payable.

12.4

The Purchaser warrants to the Seller that each statement in Schedule 4 is true and accurate on the date of this Agreement and on Closing.  Each Purchaser Warranty is a separate warranty in no way limited by any other Purchaser Warranty.

12.5

The Purchaser must disclose to the Seller anything which has or will constitute a breach of a Purchaser Warranty or cause a Purchaser Warranty to be untrue or inaccurate in any material respect, as soon as possible after the Purchaser becomes aware of it.  This obligation applies from the date of this Agreement until Closing.

12.6

If the Seller is liable for tax on any payment it receives from the Purchaser for breach of clause 12.4, the amount payable by the Purchaser is increased so that, after the tax is paid, the Seller receives the amount it would have received had there been no tax payable.

13	Indemnity
13.1

The Seller indemnifies the Purchaser against, and shall reimburse the Purchaser for, any and all Losses which the Purchaser suffers, sustains, or becomes subject to, as a result of, relating to, or arising, directly or indirectly, from or in connection with:

(1)	any breach of any Seller Warranty; or
(2)	any breach or non-fulfillment of any obligation set forth in this Agreement to be performed or complied with by the Seller.
13.2

The Purchaser indemnifies the Seller against, and shall reimburse the Seller for, any and all Losses which the Seller suffers, sustains or becomes subject to, as a result of, relating to, or arising, directly or indirectly, from or in connection with:

(1)	any breach of any Purchaser Warranty; or
(2)	any breach or non-fulfillment of any obligation set forth in this Agreement to be performed or complied with by the Purchaser.
14	Restraint
14.1	During the Restraint Period, Seller shall not, and shall not permit any of its Affiliates, successors or assigns to, directly or indirectly (including through one or more intermediaries) (i) own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or otherwise engage in or assist others in engaging in any business competitive with the Business in Japan; (ii) take any action that would or would reasonably be expected to assist any third party to compete with the Business in Japan, or (iii) have an interest in any Person that engages directly or indirectly in the Business in Japan.  Notwithstanding the foregoing, (x) Seller and its Affiliates may own, directly or indirectly, solely as an investment, securities of any company traded on any national securities exchange if Seller and its Affiliates do not control, and are not members of a group which controls, such company and do not, directly or indirectly, own 5% or more of any class of securities of such company; and (y) Seller and its Affiliates may, directly or indirectly, acquire, carry on, manage, engage, take part in, render services to, own, share in the earnings of or invest in the securities of any business or entity 10% or less of whose gross revenues for the preceding calendar year were not, and for the calendar year in question are not reasonably expected to be, derived from being engaged in the Business in Japan.

14.2

During the Restraint Period, Purchaser shall not, and shall not permit any of its Affiliates, successors or assigns to, directly or indirectly (including through one or more intermediaries) (i) own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or otherwise engage in or assist others in engaging in any business competitive with the Business outside of Japan; (ii) take any action that would or would reasonably be expected to assist any third party to compete with the Business outside of Japan, or (iii) have an interest in any Person that engages directly or indirectly in the Business outside of Japan.  Notwithstanding the foregoing, (x) Purchaser and its Affiliates may own, directly or indirectly, solely as an investment, securities of any company traded on any national securities exchange if Purchaser and its Affiliates do not control, and are not members of a group which controls, such company and do not, directly or indirectly, own 5% or more of any class of securities of such company; and (y) Purchaser and its Affiliates may, directly or indirectly, acquire, carry on, manage, engage, take part in, render services to, own, share in the earnings of or invest in the securities of any business or entity 10% or less of whose gross revenues for the preceding calendar year were not, and for the calendar year in question are not reasonably expected to be, derived from being engaged in the Business outside of Japan.

14.3

Each party agrees that the restrictions contained in this clause 14 are no greater than is reasonable and necessary for the protection of the interests of the other party. If any restriction is held to be void, but would be valid if deleted in part or reduced in application, the restriction will apply with the necessary deletion or modification to make it valid and enforceable.

14.4

Each party acknowledges that damages alone would not be adequate to compensate the other party for any breach of this clause 14 and agrees that, without limiting the relief that the other party is entitled to seek, the other party may seek an injunction in respect of any breach or threatened breach or if the other party reasonably believes that there may be a breach of this clause 14.

14.5

In the event that a party violates any provision of this clause 14, the Restraint Period shall be automatically tolled with respect to such party to account for the period of violation (including until all appeals, if any, are resolved).

15	Default
15.1

Either party may terminate this Agreement at any time before Closing, immediately on written notice to the other party if the other party commits any material breach of its obligations under this Agreement, which is not capable of being remedied, or (where the breach is capable of remedy) is not remedied within 5 Business Days, or such other period of time as agreed between the parties, after being notified of the requirement to remedy the breach.

15.2	If this Agreement is terminated for any reason:
(1)	termination, however caused, will be without prejudice to the accrued rights and liabilities of the parties as at the date of termination; and
(2)

the Purchaser must promptly return or delete all copies of any confidential information and intellectual property in its possession, custody, or control and which it obtained from the Seller under this Agreement.

15.3	If a party terminates this Agreement under clause 15.1 then, in addition to any other rights, powers or remedies provided by law or in equity:
(1)

subject to clause 15.3(2), each party is released from its obligations and liabilities under or in connection with this Agreement and this Agreement will have no further force of effect, other than under this clause 15, clause 1, clause 16, clause 17, and clause 26;

(2)	each party retains the rights, remedies and powers it has in connection with any past breach or any claim that has arisen before termination.
16	Confidentiality
16.1	Each party must keep confidential the existence and terms of:
(1)	this Agreement (and any draft of this Agreement); and
(2)	all negotiations in connection with it,

and must ensure that their respective Personnel do likewise.

16.2	Notwithstanding clause 16.1, a party may disclose information:
(1)

on a confidential basis to its advisers (including bankers and other financial institutions for the Purchaser to secure the financing to satisfy its obligations under this Agreement) to enable them to advise in connection with this Agreement (including its administration or enforcement);

(2)

to a person whose consent is needed in connection with this Agreement if the party seeking consent uses reasonable endeavours to get the consenting person to agree to keep the information confidential (and then only to the extent that the consenting person needs to know the information in order to decide whether to consent);

(3)	to any of its Personnel who need to know the information;
(4)	if that information is in the public domain (other than because the party has disclosed it);
(5)	if the party lawfully had the information before it was disclosed to them in connection with this Agreement;
(6)	with the consent of the other party;
(7)	to a purchaser of the Business outside of Japan;
(8)	in connection with legal or other proceedings relating to this Agreement;
(9)	if compelled by law or by any Government Agency, including any stock exchange; or
(10)	if this Agreement expressly requires or permits a party to disclose information.
16.3	A party disclosing under clause 16.2(9) must, as far as practical, consult with the other party beforehand as to the content and timing of the disclosure.
16.4	The parties may in good faith agree at or before Closing on the form of any press announcement or public statement that they will each make concerning this Agreement.
16.5

Without limiting clause 16.1, after the Closing, the Seller must keep confidential all information concerning the Company, which is in its knowledge, possession, or control and must ensure that its Personnel do likewise.  However, the Seller may disclose information where permitted to do so under clause 16.2.

16.6	This clause continues to bind the parties after Closing and after the parties’ other obligations under this agreement terminate.
17	Notices
17.1	A notice or other communication connected with this Agreement (a "Notice") has no legal effect unless it is in writing.
17.2	In addition to any other method of service provided by law, the Notice may be:
(1)

sent by prepaid post (first class or recorded delivery) to the address for service of the addressee, in which case it will be deemed to be received by the addressee on the 5th Business Day after posting;

(2)

sent by email to the email address of the addressee, in which case it will be deemed to be received by the addressee on the same day if sent prior to 5pm on a Business Day at the place of receipt, otherwise on the next Business Day; or

(3)

delivered at the address for service of the addressee, in which case it will be deemed to be received by the addressee on the same day if delivered prior to 5pm on a Business Day at the place of delivery, otherwise on the next Business Day.

17.3	Despite clause 17.2(2), an email message is not treated as given or received if the sender’s computer reports that the message has not been delivered.
17.4	A Notice sent or delivered in a manner provided by clause 17.2 must be treated as validly given to and received by the party to which it is addressed even if:
(1)	the addressee is absent from the place at which the Notice is delivered or to which it is sent;
(2)	the Notice is returned unclaimed; or
(3)	in the case of a Notice sent by email, the email message is not delivered or opened (unless the sender’s computer reports that it has not been delivered).
17.5	The Seller’s address for service is:
Name	:Cytori Therapeutics, Inc.
Attention	:Marc Hedrick
Address	:3020 Callan Road
San Diego, CA 92121
U.S.A.
Email address	:mhedrick@cytori.com

With a copy (which copy shall not constitute notice) to:

Name	:Latham & Watkins LLP
Attention	:David Lee; Cheston Larson
Address	:650 Town Center Drive, 20th floor
Costa Mesa, CA 92626
U.S.A.
Email address	:david.lee@lw.com; cheston.larson@lw.com

17.6	The Purchaser’s address for service is:
Name	:Seijiro Shirahama
Address	:1-6-15 Hazawa, Nerima-ku, Tokyo 176-0003, JAPAN
Email address	:sshirahama@cytori.co.jp

With a copy (which copy shall not constitute notice) to:

Name	:Anderson Mōri and Tomotsune
Attention	:Raku Raku
Address	:Otemachi Park Building, 1-1-1 Otemachi
Chiyoda-ku, Tokyo 100-8136 Japan
Email address	:raku.raku@amat-law.com

17.7	A party may change its address for service or email address by giving Notice of that change to the other party.
18	Entire Agreement
18.1	This Agreement:
(1)	is the entire agreement and understanding between the parties on everything connected with the subject matter of this Agreement; and
(2)	supersedes any prior agreement or understanding on anything connected with that subject matter.
19	Variation
19.1	An amendment or variation to this Agreement is not effective unless it is in writing and signed by the parties.
20	Assignment
20.1

Subject to clause 20.3, neither party may assign or transfer or purport to assign or transfer its rights under this Agreement, or create or allow to exist any third party interest over them, without the prior written consent of the other party.  A party is not required to give consent or justify the withholding of consent.

20.2	Any act or omission in contravention of clause 20.1 is ineffective.
20.3

The Purchaser may at any time prior to, or after, Closing assign all or part of its rights and obligations under this Agreement to two investment limited partnerships which the Purchaser and ACA Inc. may incorporate for the sole purpose of acquiring the Shares and Assets or the Company and the Seller consents to such assignment.

21	Severability
21.1	If anything in this Agreement is unenforceable, illegal or void then it is severed and the rest of this Agreement remains in force.

22	Waiver
22.1	A party’s failure or delay to exercise a power or right does not operate as a waiver of that power or right.
22.2	The exercise of a power or right does not preclude either its exercise in the future or the exercise of any other power or right.
22.3	A waiver is not effective unless it is in writing.
22.4	Waiver of a power or right is effective only in respect of the specific instance to which it relates and for the specific purpose for which it is given.
23	Further assurance
23.1	Each party must promptly at its own cost do all things (including executing and if necessary delivering all documents) necessary or desirable to give full effect to this Agreement.
24	Time of the essence
24.1	Time is of the essence of this Agreement.
24.2	If the parties agree to vary a time requirement the time requirement so varied is of the essence of this Agreement.
25	Execution of counterparts
25.1	This Agreement may be executed in any number of counterparts. Each counterpart is an original but the counterparts together are one and the same agreement.
26	Governing Law and Jurisdiction
26.1	This Agreement is governed by, and construed in accordance with, the laws of Japan.
26.2

All disputes which may arise between the parties in connection with this Agreement shall be finally settled by arbitration in Tokyo, Japan in accordance with the Commercial Arbitration Rules of the Japan Commercial Arbitration Association.  The arbitration must be conducted in English and be held by a sole arbitrator.  Any arbitral decision must be final and binding on the parties.

Exhibit 2.2

Schedule 1 - Japan Intellectual Property Rights and Assigned Contracts

1. Japan IP

Patents:

Cytori Reference:	Knobbe Reference:	Title of Invention:	Country:	Status:	Application No.	Patent No:
MA9673JP	CYTH.001VJP	METHODS OF USING ADIPOSE TISSUE-DERIVED CELLS IN THE TREATMENT OF CARDIOVASCULAR CONDITIONS	JP	Issued	2006-503755	4971787
MA9889JP	CYTH.002Q3JP	METHODS OF USING ADIPOSE TISSUE-DERIVED CELLS IN THE TREATMENT OF CARDIOVASCULAR CONDITIONS	JP	Issued	2008-513441	5210155

Cytori Reference:	Knobbe Reference:	Title of Invention:	Country:	Status:	Application No.	Patent No:
MA9889JPDIV1	CYTH.002Q3JPD1	METHODS OF USING ADIPOSE TISSUE-DERIVED CELLS IN THE TREATMENT OF CARDIOVASCULAR CONDITIONS	JP	Issued	2011-229609	5628131
MA9796JP	CYTH.002QJP	SYSTEMS AND METHODS FOR ISOLATING AND USING CLINICALLY SAFE ADIPOSE DERIVED REGENERATIVE CELLS	JP	Issued	2007-519184	4731556
MA9790JP	CYTH.002QJP4	METHODS OF USING REGENERATIVE CELLS IN THE TREATMENT OF MUSCULOSKELETAL DISORDERS	JP	Issued	2007-519186	4937119
MA9793JP	CYTH.002QJP6	METHODS OF USING REGENERATIVE CELLS TO PROMOTE WOUND HEALING	JP	Issued	2007-519185	4733699
	CYTH.002QJP6D1	METHODS OF USING REGENERATIVE CELLS TO PROMOTE WOUND HEALING	JP	Unfiled
MA9658JP	CYTH.002VJP	SYSTEMS AND METHODS FOR TREATING PATIENTS WITH PROCESSED LIPOASPIRATE CELLS	JP	Issued	2003-554106	4653952

Cytori Reference:	Knobbe Reference:	Title of Invention:	Country:	Status:	Application No.	Patent No:
MA9658JPDV1	CYTH.002VJPD1	SYSTEMS AND METHODS FOR TREATING PATIENTS WITH PROCESSED LIPOASPIRATE CELLS	JP	Issued	2010-001420	5883553
MA9658JPDIV2	CYTH.002VJPD2	SYSTEMS AND METHODS FOR TREATING PATIENTS WITH PROCESSED LIPOASPIRATE CELLS	JP	Issued	2012-091080	5575174
MA9658JPDIV3	CYTH.002VJPD3	SYSTEMS AND METHODS FOR TREATING PATIENTS WITH PROCESSED LIPOASPIRATE CELLS	JP	Issued	2013-242179	5938029
MA9684JPDIV1Â	CYTH.003QJPD1	SYSTEMS AND METHODS FOR SEPARATING AND CONCENTRATING REGENERATIVE CELLS FROM TISSUE	JP	Issued	2011-217918	5604397

Cytori Reference:	Knobbe Reference:	Title of Invention:	Country:	Status:	Application No.	Patent No:
MA9794JP	CYTH.004QJP	METHODS OF USING REGENERATIVE CELLS IN THE TREATMENT OF PERIPHERAL VASCULAR DISEASE AND RELATED DISORDERS	JP	Issued	2006-526870	5019511
MA9685JP	CYTH.005QJP	METHODS OF USING ADIPOSE TISSUE-DERIVED CELLS IN AUGMENTING AUTOLOGOUS FAT TRANSFER	JP	Issued	2006-517438	4722041
MA9976JP	CYTH.075JP	SYSTEMS, METHODS AND COMPOSITIONS FOR OPTIMIZING TISSUE AND CELL ENRICHED GRAFTS	JP	Transferred	2012-508801	5917392
MA112JP	CYTH.112JP	METHODS OF USING ADIPOSE TISSUE-DERIVED CELLS IN THE MODULATION OF PAIN AND/OR FIBROSIS	JP	Published	2016-515549

Cytori Reference:	Knobbe Reference:	Title of Invention:	Country:	Status:	Application No.	Patent No:
MA118JP	CYTH.118JP	USE OF REGENERATIVE CELLS IN MITIGATING BURN PROGRESSION AND IMPROVING SKIN GRAFT INCORPORATION AND HEALING	JP	Published	2017-517678
MA124JP	CYTH.124JP	REGENERATIVE CELL THERAPY FOR MUSCULOSKELETAL DISORDERS	JP	To be filed
MA9843JP	CYTH.2Q12JP	DEVICES AND METHODS FOR MONITORING, MANAGING, AND SERVICING MEDICAL DEVICES	JP	Issued	2007-550348	5138384

Trademarks unique to the Japanese territory that would be included in the Japan IP and sold to Purchaser:

Case No.	Title:	Country:	Status:	Application No. or International Reg No.	Reg No:
CYTH.035WJP	STEMBANK	JP	Renewed	2003-017657	4937925
CYTH.138WJP	SAME DAY REGENERATIVE MEDICINE	JP	Registered	2017-091900	6059611
CYTH.032WJP	STEMSOURCE	JP	Renewed	2007-117034	5208354
CYTH.042WJP	CELUTION	JP	Renewed	2004-106453	5033248
CYTH.043IJP	CYTORI THERAPEUTICS	JP	Renewed	899295	899295
CYTH.051IJP	CELASE	JP	Renewed	968466	968466
CYTH.060WJP	CYTORI and Design	JP	Registered	2008-070808	5260767
CYTH.061WJP	CELUTION and Design	JP	Registered	2008-070809	5260768
CYTH.070WJP	INTRAVASE	JP	Registered	2009-014722	5278525
CYTH.082IJP	CELBRUSH	JP	Registered	1040124	1040124
CYTH.122WJP	HABEO	JP	Registered	2017-58573	6037735

Software – a copy of the software underlying the Stem Source website will be included in the Japan IP sold to Purchaser.  Seller will also retain a copy of such software.  Both parties will have a full copy and full rights to this software.

Exhibit 2.2

2. Assigned Contracts

a.	Letter Agreement, effective as of November 21, 2017, by and between Cytori Therapeutics, Inc. and Osaka Medical College Hospital.
b.	Letter Agreement, effective as of August 30, 2017, by and between Cytori Therapeutics, Inc. and Kanazawa University Hospital.

Schedule 2 - Pre-Closing obligations

1	The Seller must ensure that the Company:
(1)	carries on its business as a going concern in the ordinary and normal course, with due care, following normal and prudent practice, and complying with all applicable laws;
(2)	takes all reasonable steps to protect and maintain its assets (including the goodwill of its business);
(3)	maintains its current liabilities at normal levels and discharges current liabilities as they fall due;
(4)	collects receivables using the same method and policy as before the date of this Agreement;
(5)	promptly notifies the Purchaser of anything of which it becomes aware that:
(a)	has or may have a Material Adverse Effect on the conduct of its business; or
(b)	makes any Seller Warranty false or inaccurate; and
(6)

maintains adequate insurance (for amounts which would be maintained in accordance with prudent business practice) of its business and its assets until the end of the Closing Date (including insurance against the risk of business interruption and loss of profits).

(7)	does not take any action that the Purchaser considers (acting reasonably) would have a Material Adverse Effect on its financial position or performance;
(8)	does not enter into, vary, or terminate, or gives any consent, approval, release or waiver under, a contract or commitment relating to its business;
(9)	does not enter into, vary, or terminate, or gives any consent, approval, release or waiver under, a contract or commitment with any member of the Seller or any Affiliate of the Seller or the Company;
(10)	does not enter into, vary or repay a contract or commitment relating to borrowings or other financial accommodation;
(11)	does not incur capital expenditure (other than in the ordinary course of business);
(12)	does not incur any liability or discharge or settle any liability (other than in the ordinary course of business);
(13)	does not acquire, dispose of or agree to acquire or dispose of an asset (other than in the ordinary course of business);
(14)	does not create an Encumbrance over any of its assets;
(15)	does not cease operating any of its undertakings or make any substantial change in the operations of any of its undertakings;
(16)

does not enter into or resolve to enter into any compromise, arrangement, scheme or other form of arrangement with a creditor, receiver, receiver and manager, administrator or other controller in relation to any of its assets or undertakings;

(17)	does not hire a person or end the employment of an employee, or alter the terms of employment or benefits of an employee (other than in the ordinary course of business);
(18)	does not allot or issue, or agree to allot or issue, any shares or other securities (including any options or convertible securities) in its capital;
(19)	does not redeem, buy back, reduce or cancel any shares or other securities in its capital;
(20)	does not vary or cancel any rights or restrictions attached to shares or other securities in its capital;
(21)	does not alter (including by way of consolidation or division) its capital in any way;
(22)	does not modify or repeal its articles of association;
(23)	does not declare, decide to pay, or pay a dividend, make a distribution or revalue any asset; or
(24)	does not or omit to do anything that would make any Seller Warranty false or inaccurate.

Exhibit 2.2

Schedule 3 - Seller's Warranties

1	The Seller
1.1	The Seller is duly incorporated and validly exists under the law of its place of incorporation.
1.2

The Seller has full corporate power and authority to enter into this Agreement and perform its obligations under this Agreement, to carry out the transactions contemplated by this Agreement, and to own its property and assets and carry on its business.

1.3	The entry into and performance of this Agreement has been properly authorised by all necessary corporate action of the Seller.
1.4	This Agreement constitutes a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.
1.5	The entry into and performance of this Agreement and each transaction contemplated by this Agreement does not and will not (with or without the giving of notice or the lapse of time or both):
(1)	contravene or conflict with or result in a breach of or default under:
(a)	a law or treaty or a judgment, ruling, order or decree of a Government Agency binding on the Seller;
(b)	the Seller’s articles of association or other constituent documents; or
(c)	any other contract or commitment which is binding on the Seller.
1.6	The Seller:
(1)	is not wound up, no resolution for its winding up has been passed and no meeting of members or creditors has been convened for that purpose;
(2)	is not the subject of a winding up application which has been made to a court, and no event has occurred which would entitle any person to apply to a court to wind up the Seller;
(3)	has not proposed or taken any steps to implement a scheme of arrangement or other compromise or arrangement with any of its creditors; or
(4)	is not insolvent, or in receivership and none of its assets are in the possession of or under the control of a mortgagee.
1.7	The Seller has not received from any Government Authority any notice warning of possible cancellation of registration of the Seller.
1.8

No legal proceedings, arbitration, mediation or other dispute resolution process is taking place, pending or threatened, the outcome of which is likely to have a material and adverse affect on the ability of the Seller to perform its obligations under this Agreement.

2	The Shares
2.1	The Seller is the registered holder and beneficial owner of the Shares.
2.2

The Shares are free from any Encumbrance, except for a security interest held by the Seller’s lender, which will be removed at the Closing. No person has claimed an interest of any kind in respect of the Shares.

2.3	The Shares comprise the whole of the issued capital of the Company and are fully paid.
2.4

There is no restriction on the sale or transfer of the Shares to the Purchaser, save that the approval of the board of directors' meeting may be required in order to register the transfer of the Shares to the Purchaser.

2.5

No person has any right, including a contractual right, an option, a right of first refusal, a right of pre‑emption or other right, to acquire or to restrain any person from acquiring any of the Shares that has not been waived.

2.6

The share certificates to be delivered by the Seller to the Purchaser at Closing are the sole, genuine and valid share certificates of the Company representing the Shares and, upon the delivery of such share certificates at Closing, the Purchaser will acquire the complete ownership title to the Shares free from all Encumbrances.

3	The Company
3.1	The Company is duly incorporated and validly exists under the law of its place of incorporation.
3.2

The copy of the articles of association of the Company provided to the Purchaser prior to executing this Agreement is a true and accurate copy and includes all modifications approved by special resolution passed on or before the date of this Agreement.  No resolution to repeal the articles of association of the Company has been passed.

3.3	The Company is not a member of any partnership, joint venture, society or other unincorporated association.
3.4

The Company is and has always been duly recognised or registered and authorised to do business in every country or other jurisdiction in which the nature of its business or its property or assets makes such recognition, registration or authorisation necessary.

3.5	The Company has not given to any person any power of attorney or other authority to act on behalf of the Company.

Schedule 4 - Purchaser's Warranties

1	The Purchaser
1.1	The Purchaser:
(1)	is not bankrupt, of unsound mind or incapable of managing his own affairs; and
(2)

has full legal capacity and power to enter into this Agreement and perform his obligations under this Agreement, to carry out the transactions contemplated by this Agreement, and to own his property and assets and carry on his business.

1.2	No application has been made for the bankruptcy of the Purchaser and the Purchaser has not filed for bankruptcy.
1.3

No receiver, receiver and manager, trustee for creditors or trustee in bankruptcy or analogous person has been appointed to, any property or assets of the Purchaser and no creditor of the Purchaser has taken possession of any such property or assets.

1.4	No voluntary arrangement has been proposed or reached with a creditor of the Purchaser.
1.5	The entry into and performance of this Agreement and each transaction contemplated by this Agreement does not and will not (with or without the giving of notice or the lapse of time or both):
(1)	contravene or conflict with or result in a breach of or default under:
(a)	a law or treaty or a judgment, ruling, order or decree of a Government Agency binding on the Purchaser; or
(b)	any other contract or commitment which is binding on the Purchaser.
1.6

No legal proceedings, arbitration, mediation or other dispute resolution process is taking place, pending, or threatened, the outcome of which is likely to have a material and adverse affect on the ability of the Purchaser to perform its obligations under this Agreement.

2	Knowledge
2.1

As at the time of execution by the Purchaser of this Agreement, the Purchaser does not know of anything which may, or would with a lapse of time or giving of notice or both, be likely to become a breach by the Seller of any Seller Warranty.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above in two (2) counterparts, each party to retain one (1) fully executed counterpart.

Cytori Therapeutics, Inc.

By: _______________________________

Name:
Title:

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above in two (2) counterparts, each party to retain one (1) fully executed counterpart.

Seijirō Shirahama

By: ________________________________

Name: Seijirō Shirahama